Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Shereen P. Jones Executive Vice President, Chief Financial and Investment Officer Boykin Lodging Company (216) 430-1200

Boykin Lodging Announces First Quarter Financial Results;
Agreement With Hilton Hotels Corporation

Cleveland, Ohio, May 14, 2003—Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust, today announced financial results for the first quarter ended March 31, 2003.

For the first quarter, the Company’s net loss applicable to common shareholders totaled $2.7 million, or $0.16 per share, compared with the same period last year when the net loss totaled $1.9 million, or $0.11 per share. Funds from operations applicable to common shareholders (FFO) for the first quarter totaled $2.6 million, or $0.15 per fully diluted share; a decrease from first-quarter 2002 FFO of $0.24 per share.

Beginning January 1, 2003, for all periods presented, the Company calculates FFO in accordance with the definition of FFO per the National Association of Real Estate Investment Trusts (NAREIT). Previously, the Company adjusted FFO for deferred lease revenue.

First-quarter 2003 results include the hotel operating results for the Marriott’s Hunt Valley Inn, for which the Taxable REIT Subsidiary (TRS) structure was implemented effective September 1, 2002, while comparative first-quarter 2002 results include lease revenue for the property. As the Company sold two assets, the Knoxville Hilton and the Hampton Inn Lake Norman, during the first quarter, the operating results of the properties for the quarter are included in the financial statements as discontinued operations. The operating results for first quarter 2002 related to these properties have been reclassified to discontinued operations to conform to the current presentation.

Revenues for the quarter ended March 31, 2003, were $66.1 million, compared with revenues of $59.6 million for the same period last year. Revenue per available room (RevPAR) for the 31 hotels owned as of the end of the first quarter decreased 0.5% to $51.06 from last year’s $51.29. Occupancy rose slightly to 56.1% from 55.4%, while the average daily room rate decreased 1.7% to $91.04 from $92.64. During the first quarter, there were approximately 3,600 room nights out of service related to renovations, or 0.5% of the Company’s room inventory. For the same period last year, there were approximately 20,500 room nights out of service due to renovation activity, or approximately 2.5% of the Company’s room inventory for the quarter.

For the 27 consolidated properties operated under the TRS structure for both years, RevPAR declined 3.5% to $50.95 for the first quarter of 2003 versus $52.81 for the year earlier period. The RevPAR change resulted from a slight increase in occupancy, to 57.2% in 2003 versus 57.1% in 2002, offset by a 3.7% decrease in the average daily rate to $89.15 in 2003 compared with $92.57 for the same period in the prior year. Hotel profit margins for these properties, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, averaged 21.4% for the first quarter of 2003, compared with 26.0% for the 2002 period.

Due to progress made on the White Sand Villas project, the Company began recognizing revenue under the percentage of completion method during the first-quarter of 2003. Included in first-quarter 2003 results are $6.4 million of revenue and $2.3 million of gross profit related to condominium development.

The operating results of the two properties sold during the quarter are reflected as discontinued operations and totaled losses of $0.4 million in the first-quarter of 2003 and $0.2 million during the same period in 2002, net of minority interest. Also included within first-quarter 2003 discontinued operations is the net gain of $1.2 million, net of minority interest, recognized upon the sale of the hotels.

EBITDA for the first-quarter, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $9.8 million, an 8.3% decrease from last year’s first-quarter EBITDA of $10.6 million.

Robert W. Boykin, Chairman and Chief Executive Officer, commented, “The first- quarter proved to be another challenging quarter for the hospitality industry. Events leading up to the war with Iraq and its subsequent outbreak placed continuing pressure on hotel revenues. Year-over-year margins were impacted by lower average daily rates, combined with increasing costs over a seasonally low revenue base. Additionally, the comparison to first-quarter of 2002, during which stringent cost controls in the wake of September 11 were still in place, exacerbated the decline. While we continued to work hard to control expenses, increases were driven most noticeably by higher costs relating to employee benefits and higher utility expenses, in large measure due to the extreme winter weather throughout most of the Eastern and Midwestern states. A bright spot in our business mix continues to be our condominium sales. During the quarter, we closed on 14 Sanibel View Villas units, bringing the number of units sold to 54 of the 59 available. Construction of the White Sand Villas condominium project continues progressing toward an anticipated completion date in the fourth quarter of 2003. To date, 80 of the 92 condominium units have been pre-sold.”

The Company also announced that is has entered into an agreement with Hilton Hotels Corporation to terminate Hilton’s long-term management agreement on 10 Doubletree hotels in stages by the end of 2003. Six of the properties will remain Doubletree hotels under new license agreements, and Boykin Management Company began managing these hotels as of May 9. The other four hotels will end their Doubletree affiliation by year end. As part of the agreement, the Company will convert the Berkeley Marina Radisson to a Doubletree Hotel. Mr. Boykin commented, “A key objective for us is increasing the value of our assets, and we believe this agreement with Hilton will do that. The previous arrangement with Hilton, which Hilton had the right to extend for up to a remaining life of 59 years, represented a significant encumbrance on the assets. The new agreements allow us greater influence over the management of the properties as well as the ability to hold the assets free and clear of long-term management contracts, which in itself enhances the value. Additionally, we believe the conversion of our Berkeley property to a Doubletree will lead to enhanced revenue at the property, due to Doubletree’s strong central reservation performance and its affiliation with the Hilton HHonors frequent guest program.”

The Company also provided an update on the gaming initiative in Orange County, Indiana, where the Company’s French Lick Springs Resort and Spa is located. Mr. Boykin commented, “Another exciting development after the end of the quarter related to the Governor of Indiana signing into law a bill allowing the residents of Orange County to vote on allowing a riverboat casino to operate in the county. If approved by the residents, a casino could be located within the town of French Lick or in adjacent West Baden. We anticipate that a casino would provide a boost to the tourism industry within the county and increase the demand for rooms at our property.”

Capital Structure

At March 31, 2003, Boykin had $18.1 million of cash and cash equivalents, and total consolidated debt of $261.0 million. The Company’s pro rata share of the debt of unconsolidated joint ventures totaled $25.1 million.

In January 2003, the Company closed on a $23.3 million construction loan secured by the White Sand Villas hotel condominium project. The loan is due in January 2005 and bears interest at a floating rate of 250 basis points over LIBOR.

The Company has three facilities maturing during 2003. The first is a term loan in the original principal amount of $108 million due in July. The amount of the facility was reduced to $93.8 million during the first quarter, upon application of the proceeds of the two property sales. While the Company is currently evaluating its refinancing options with respect to this loan, the Company has the right to extend this loan for two additional one year terms. The other two facilities maturing in July 2003 are the Company’s $45.0 million term loan and the Company’s line of credit, which together had outstanding balances of $42.0 million as of the end of the quarter. The Company is continuing its discussions with lenders regarding refinancing alternatives for these two facilities.

Outlook

Mr. Boykin commented, “The outlook for the remainder of 2003 is still unclear. The continuing softness in the economy, combined with the impact of the recent war in Iraq and continued threats of terrorist activities, continued to significantly impact demand for hotel room nights during the second quarter. At this time we are rescinding our previous guidance, which was based on a non-war scenario, and temporarily suspending future guidance.”

The Company also stated it is evaluating the level of its common stock dividend. “Given the significant impact of the war on our cash flows, and the uncertain outlook for the remainder of the year, we think it is in the best interest of the Company to retain cash over the near term,” said Mr. Boykin. “We therefore plan to recommend to the Board that we omit the common stock dividend for the second quarter. We hope that during the second quarter we will be able to develop greater clarity around future hotel performance, which will enable us to make a better long-term assessment of the appropriate dividend level. While we take this step reluctantly, we believe it represents the reality of the effects that the war and the continued economic weakness have had on the Company.”

The Company will hold a conference call with financial analysts to discuss first-quarter 2003 results at 2:00 p.m. eastern time today, May 14, 2003. A live webcast of the call can be heard on the Internet by visiting the Company’s website at www.boykinlodging.com and clicking on the investor relations page or by visiting other websites that provide links to corporate webcasts.

Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns 31 hotels containing a total of 8,786 rooms located in 18 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at www.boykinlodging.com.

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the expected benefits from the TRS structure, and the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-

looking statements include financial performance, real estate conditions, execution of hotel acquisition programs, changes in local or national economic conditions, and other similar variables and other matters disclosed in the Company’s filings with the SEC, which can be found on the SEC’s website at http://www.sec.gov.

The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because it provides investors with another indication of the Company’s performance prior to deduction of real estate related depreciation and amortization. The Company believes that EBITDA is helpful to investors as a measure of the performance of the Company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT.

As mentioned above, the Company has made revisions to the calculation of FFO and EBITDA as a result of the new Securities and Exchange Commission rules and regulations regarding the reporting of non-GAAP financial information. Historically, the Company has reversed the impact of deferred lease revenue in its calculation of FFO and EBITDA. Effective January 1, 2003 and forward, these adjustments will no longer be made and any prior period amounts disclosed have been recalculated using the new method.

Neither FFO nor EBITDA represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Company’s financial performance or to cash flow from operating activities as determined by GAAP as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including the ability to make cash distributions.

BOYKIN LODGING COMPANY
STATEMENTS OF OPERATIONS, FUNDS FROM OPERATIONS APPLICABLE TO COMMON SHAREHOLDERS, AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(Unaudited, amounts in thousands)

	For the Three Months Ended March 31,

OPERATING DATA:	2003	2002

Revenues:

Hotel revenues:

Rooms	$36,002	$35,950

Food and beverage	17,063	16,483

Other	2,850	2,669

Total hotel revenues	55,915	55,102

Lease revenue	337	1,283

Revenues from condominium development and unit sales	9,810	3,230

Total revenues	66,062	59,615

Expenses:

Hotel operating expenses:

Rooms	9,383	8,679

Food and beverage	12,996	12,126

Other direct	1,762	1,804

Indirect	18,326	16,656

Management fees	1,623	1,532

Total hotel operating expenses	44,090	40,797

Property taxes, insurance and other	4,323	4,009

Cost of condominium development and unit sales	6,332	2,441

Real estate related depreciation and amortization	7,140	6,829

Corporate general and administrative	1,716	2,014

Total operating expenses	63,601	56,090

Operating income	2,461	3,525

Interest income	64	72

Other income	90	188

Interest expense	(4,340)	(4,827)

Amortization of deferred financing costs	(687)	(502)

Minority interest in (earnings) loss of joint ventures	(20)	(29)

Minority interest in (earnings) loss of operating partnership	957	457

Equity in income (loss) of unconsolidated joint ventures	(844)	(636)

Loss before gain on disposal of assets and discontinued operations	(2,319)	(1,752)

Gain on disposal of assets	33	—

Loss before discontinued operations	(2,286)	(1,752)

Discontinued operations:

Operating loss from discontinued operations, net of minority interest of $76 and $34, for the periods ended March 31, 2003 and 2002, respectively	(427)	(193)

Gain on sale of assets, net of minority interest of $209	1,175	—

Net loss	$(1,538)	$(1,945)

Preferred dividends	(1,188)	—

Net loss applicable to common shareholders	$(2,726)	$(1,945)

FUNDS FROM OPERATIONS (FFO):

Net loss	$(1,538)	$(1,945)

Real estate related depreciation and amortization	7,140	6,829

Real estate related depreciation included in discontinued operations	109	188

Minority interest	(804)	(462)

Gain on disposal/sale of assets	(1,417)	—

Equity in loss of unconsolidated joint ventures	844	636

FFO adjustment related to joint ventures	(184)	(438)

Funds from operations	$4,150	$4,808

Preferred dividends	(1,188)	—

Funds from operations after preferred dividends	$2,962	$4,808

Less: Funds from operations related to minority interest	(402)	656

Funds from operations applicable to common shareholders	$2,560	$4,152

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):

Operating income	$2,461	$3,525

Interest income	64	72

Other income	90	188

Real estate related depreciation and amortization	7,140	6,829

EBITDA applicable to discontinued operations	(152)	123

Company’s share of EBITDA of unconsolidated joint ventures	179	(61)

EBITDA applicable to joint venture minority interest	(30)	(46)

EBITDA	$9,752	$10,630

BOYKIN LODGING COMPANY
PER SHARE DATA
(Unaudited)

	For the Three Months Ended March 31,

PER SHARE DATA:	2003	2002

Loss applicable to common shareholders before discontinued operations per share:

Basic	$(0.20)	$(0.10)

Diluted	$(0.20)	$(0.10)

Discontinued operations per share:

Basic	$0.04	$(0.01)

Diluted	$0.04	$(0.01)

Net loss applicable to common shareholders per share:

Basic	$(0.16)	$(0.11)

Diluted	$(0.16)	$(0.11)

FFO per share:

Basic	$0.15	$0.24

Diluted	$0.15	$0.24

Weighted average common shares outstanding — Basic	17,316,701	17,218,244

Effect of dilutive securities:

Common stock options	20,614	35,555

Restricted share grants	75,313	40,533

Weighted average common shares outstanding — Diluted	17,412,628	17,294,332

BOYKIN LODGING COMPANY
SELECTED HOTEL STATISTICS and BALANCE SHEET INFORMATION
(Unaudited, amounts in thousands except statistical data)

	For the Three Months Ended March 31,

HOTEL STATISTICS:	2003	2002

All Hotels (31 hotels) (a)

Hotel revenues	$60,929	$61,571

RevPAR	$51.06	$51.29

Occupancy	56.1%	55.4%

Average daily rate	$91.04	$92.64

Comparable Hotels (27 hotels) (b)

Hotel revenues	$52,888	$55,102

RevPAR	$50.95	$52.81

Occupancy	57.2%	57.1%

Average daily rate	$89.15	$92.57

(a)	Includes all hotels owned by Boykin at the end of the quarter whether or not wholly-owned by Boykin, owned through a consolidated or unconsolidated joint venture and whether or not operated under the TRS structure.

(b)	Includes all consolidated hotels operated under the TRS structure for both periods and owned by Boykin at the end of the quarter.

	March 31,	December 31,
SELECTED BALANCE SHEET INFORMATION:	2003	2002

Assets

Investment in hotel properties	$612,201	$609,541

Accumulated depreciation	(138,224)	(131,485)

Investment in hotel properties, net	473,977	478,056

Cash and cash equivalents including restricted cash	34,820	38,945

Accounts receivable	14,671	9,325

Investment in unconsolidated joint ventures	16,570	17,156

Other assets	16,370	18,067

Assets of discontinued operations, net	—	13,960

Total Assets	$556,408	$575,509

Liabilities and Shareholders’ Equity

Outstanding debt	$260,952	$260,577

Accounts payable and accrued expenses	44,309	43,074

Deferred lease revenue	187	—

Minority interest in joint ventures	2,384	2,419

Minority interest in operating partnership	12,888	14,202

Liabilities of discontinued operations	—	14,946

Shareholders’ equity	235,688	240,291

Total Liabilities and Shareholders’ Equity	$556,408	$575,509